Exhibit 10.25

8/25/03

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of August 31, 2004 (the “Effective Date”) between SCM TELCO FINANCE LLC (“Assignor”), and HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, LP (“Assignee”). Reference is made to the agreements described in Annex I annexed hereto (the “Factoring Documents”). Capitalized terms used herein and in Annex I and not otherwise defined shall have the meanings ascribed to them in the Factoring Agreement dated as of December 12, 2003.

1. In accordance with the terms and conditions of the Factoring Documents, Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, solely that interest in and to Assignor’s rights and obligations under the Factoring Documents as of the date hereof with respect to Assignor’s amount, portion and share of the Title to each Purchased Amount, in each case as specified in Annex I. After giving effect to such sale and assignment, Assignee’s amount, portion and share of the Purchased Amount will be as set forth in Annex I.

2. Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Factoring Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Factoring Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or Guarantor or the performance or observance by any Borrower or Guarantor of any of its obligations under the Factoring Documents or any other instrument or document furnished pursuant thereto.

3. Assignee (a) confirms that it has received copies of the Factoring Documents, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon ARBINET-THEXCHANGE, INC., (“Client”), Assignor, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Factoring Documents; (c) confirms that it is eligible as an assignee under the terms of the Factoring Documents; (d) appoints and authorizes Client to take such action as Client on its behalf and to exercise such powers under the Factoring Documents as are delegated to Client by the terms thereof, together with such powers as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Factoring Documents are required to be performed by it as an Assignee; and (f) agrees that it will promptly enter into any intercreditor agreement or amendment thereto as Assignor has done in connection with the Factoring Documents.

4. As of the Effective Date (a) Assignee shall be a party to the Factoring Documents and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Junior Factor (as such term is defined in the Factoring Agreement) thereunder and under the other Factoring Documents, and (b) Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Factoring Documents.

5. Upon recording by Client, from and after the Effective Date, Client shall make all payments under the Factoring Documents in respect of the interest assigned hereby to Assignee. Upon the Effective Date, Assignee shall pay to Assignor the Net Purchase Price (as set forth in Annex I). Assignor and Assignee shall make all appropriate adjustments in payments under the Factoring Documents for periods prior to the Effective Date directly between themselves on the Effective Date.

6. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

7. This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.

8. This Assignment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

9. This Assignment Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. Neither this Assignment Agreement nor any term may be modified, altered, waived, discharged, or terminated except by an instrument in writing executed by the party against whom such alteration, waiver, discharge or termination is sought to be enforced.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers as of the first date written above.

SCM TELCO FINANCE, LLC
as Assignor

By:	/s/ Daniel Zwirn
Name:	Daniel Zwirn
Title:

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, LP,
as Assignee

By:	/s/ Daniel Zwirn
Name:	Daniel Zwirn
Title:	Managing Principal

ACCEPTED THIS 31 DAY OF August, 2004

ARBINET-THEXCHANGE, INC.

By:	/s/ John Roberts
Name:	John Roberts
Title:	CFO